ASSET PURCHASE AGREEMENT

The parties to this Asset Purchase Agreement (this "Agreement") dated August 10, 2000 are Hungry Minds, Inc., a California corporation formerly known as Knowledge Project, Inc., with an address at 612 Howard Street, 4th Floor, San Francisco, CA 94105 ("Seller"), Greenfields Acquisitions, Inc., a Delaware corporation formerly known as IDGB Acquisitions, Inc., with an address c/o IDG Books Worldwide Inc., 919 E. Hillsdale Blvd, Foster City, California 94104 ("Buyer"), Stuart Skorman ("Skorman"), Tango Investments, LLC ("Tango"), Tango IV, LP ("Tango IV"), New River Capital Partners, LP ("New River"), Greyhawk Investments, Inc. ("Greyhawk"), Richard Albright ("Albright"), Anthony Harnett ("Harnett"), Armond and Gayle Waxman ("Waxman"), VLG Investments 1999 ("VLG"), The Community Trust Under the Green Family Trust dated November 6, 1995 (the "Green Trust"), Arthur Blank ("Blank"), Christopher Klaus ("Klaus"), David Homrich ("Homrich"), Frank Barnako ("Barnako"), Ron Alsheimer ("Alsheimer"), William Schaefer ("Schaefer") and Canonix Corporation ("Canonix") (Skorman, Tango, Tango IV, New River, Greyhawk, Albright, Harnett, Waxman, VLG, the Green Trust, Blank, Klaus, Homrich, Barnako, Alsheimer, Schaefer and Canonix are collectively referred to as the "Shareholders," or, if singular, a "Shareholder").

Seller owns and operates an Internet-based knowledge portal business (the "Business"). The parties desire to provide for the sale to Buyer of certain of the assets of Seller used in connection with the Business and for certain other matters.

Accordingly, it is agreed as follows:

    Sale and Transfer of Assets; Grant of License; Purchase Price.

      Assets to be Sold. Effective as of 12:01 A.M. on the Closing Date (as hereinafter defined)(the time of such effectiveness is sometimes referred to herein as the "Effective Time"), Seller hereby sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any and all liens, claims, encumbrances, mortgages, charges, security interests or other adverse claims ("Liens") other than the specified liabilities assumed by Buyer pursuant to Section 1.2 below and the Liens which are listed on Schedule 2.5 hereto, all of Seller's right, title and interest in and to all the rights, properties, assets, claims and contracts of Seller described below, other than the Excluded Assets (as defined in Section 1.3 below), wherever located and whether or not all or any of said property and assets appear or are reflected upon Seller's books, records or financial statements (collectively, the "Assets"):

        all files, records, artwork, releases, licenses, permits, approvals, correspondence, logs and memoranda, in each case which relate to one or more of the Sites (as hereinafter defined) or the Business, and all of Seller's users, members, accounts and user and member lists relating solely to one or more of the Sites, each of which are set forth on Schedule 1.1(a) hereto (such users, members and accounts are sometimes collectively referred to herein as the "Users" and individually as a "User");

        all machinery, computer hardware, software, servers and other similar personal property of Seller relating to the Business listed on Schedule 1.1(b) hereto, as well as all inventory and work-in-progress (including but not limited to orders for advertising relating to one or more of the Sites which will appear after the Closing Date);

        all proprietary information, including but not limited to all designs, text, user interfaces, artwork, databases, content, software licenses, e-mail addresses, domain names, uniform resource locators, or URLs listed on Schedule 1.1(c) (collectively, the "Sites"), patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress and trade names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, logos, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software (in source code and object code), search engines, programs (including installation and demonstration programs), financial, business and marketing plans and customer and supplier lists and accounts of Seller that are solely used or employed in or with respect to the Business or one or more of the Sites, and the names (and any component, abbreviation or derivative of any of the names) "Hungry Minds," "The Knowledge Project" and other names previously or currently used by Seller, all of which are set forth on Schedule 1.1(c) hereto (all of the foregoing are sometimes collectively referred to herein as the "Proprietary Rights");

        all unbilled accounts receivable as of the Closing Date;

        all rights of Seller under its existing or proposed joint ventures, partnerships, co-branding agreements, co-marketing agreements, arrangements, alliances or agreements with advertisers, content, merchant or distribution providers or distributors or similar arrangements or agreements relating to the Business or to one or more of the Sites, all of which are listed on Schedule 1.1(e) (such parties to these arrangements or agreements, including but not limited to the parties to Seller's joint ventures, alliances and similar arrangements and co- branding or co-marketing agreements; content, merchant or distribution providers; advertisers or distributors are sometimes collectively referred to herein as "Partners," or if singular, a "Partner");

        all causes of action, claims, warranties, guarantees, refunds, rights of recovery and set-off of every kind and character relating to the Business, including without limitation rights and claims against suppliers of inventory and publishers other than those relating exclusively to the Excluded Assets;

        the custody of all properties and assets owned by any customer and held by Seller on behalf of such customer;

        all of Seller's rights under its contracts and agreements, including but not limited to Seller's Lease Agreement with NonStopNet.net, Inc. dated December 28, 1999 (the "NonStopNet Lease"), relating solely to the Business and which are listed on Schedule 1.1(h);

        all non-competition, non-disclosure and non-solicitation agreements relating to the Business; and

        without limiting the provisions of Section 1.1(c) above, the goodwill associated with, and going concern value of, the Business, the Sites and the names listed on Schedule 1.1(c) (and any component, abbreviation or derivative of, and any and all trademarks, servicemarks, URLs and logos associated, with such names).

      Limited Assumption of Liabilities. Buyer is not assuming, agreeing to pay, perform or discharge or in any way be responsible for any debts, liabilities or obligations of Seller, of any kind or nature whatsoever, except for the liabilities described in this Section 1.2 as being specifically assumed. Effective as of the Effective Time, Buyer hereby assumes and agrees to pay and fully satisfy when due (i) Seller's liabilities and obligations under the agreements described in Section 1.1(e) and the agreements listed on Schedule 1.1(h) (in each case excluding liabilities and obligations arising in connection with breaches thereof prior to or at the time of the closing of the transactions contemplated hereby) to the extent arising and relating to periods after the Effective Time and (ii) liabilities and obligations resulting from, caused by or arising out of the ownership and operation of the Sites and the Assets by Buyer to the extent arising and relating to periods after the Effective Time, in each case of (i) and (ii) above except for liabilities or obligations which have arisen or have accrued at or prior to, or otherwise relate to periods at or prior to, the Effective Time, or where the existence of such liability or obligation is contrary to any covenant, representation or warranty of Seller under this Agreement or any agreement, document, instrument or certificate being delivered in connection with the transactions contemplated herein (collectively, the "Transaction Documents") (all such limited liabilities and obligations to be so assumed by Buyer being referred to herein as the "Assumed Liabilities"). Without in any way limiting the breadth of the liabilities and obligations not being assumed by Buyer hereunder, it is understood and agreed that Buyer is not assuming, among other things, (i) liabilities or obligations arising under or in connection with Taxes (as hereinafter defined) of the Seller on or relating to the Assets or the Business for all periods through the Closing Date, or (ii) liabilities or obligations arising under or in connection with any Employee Benefit Plans (as hereinafter defined), and any other liabilities or obligations whether oral or written to current or former employees or other personnel or consultants of Seller and their dependents and beneficiaries, (iii) liabilities or obligations arising under or in connection with any other Excluded Assets, (iv) liabilities or obligations of Seller for money borrowed from, or deferred payments to, any party, (v) any liabilities or obligations of Seller incurred with the lease of real property or (vi) any liabilities or obligations of Seller incurred in connection with negotiating and preparing this Agreement and the Transaction Documents and in closing and carrying out the transactions contemplated by this Agreement and the Transaction Documents.

      Excluded Assets. Notwithstanding anything to the contrary in Section 1.1 above, the following assets and properties of Seller are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the "Excluded Assets") include but are not limited to the following: (i) Seller's rights under this Agreement and the Transaction Documents, (ii) obligations arising pursuant to Seller's formal constituent and organizational documents dealing exclusively with the organization of Seller, (iii) all insurance policies of Seller, (iv) Seller's employee benefit plans, whether such plans are (a) qualified or non-qualified, (b) written or oral or (c) formally adopted, consistent with past practice or otherwise; (v) those assets which Buyer determines not to purchase, as set forth on Schedule 1.3, (vi) all causes of action, claims, warranties, guarantees, refunds, rights of recovery and set-off of Seller relating exclusively to the Excluded Assets, (vii) all accounts receivable of the Seller billed by the Seller as of the date hereof for services or work that has been completed or performed as of the date hereof and (viii) all advertising billboards either purchased or leased by Seller.

      Purchase Price and Payment; Warrants. As consideration for the Assets, Buyer is paying Seller an aggregate purchase price of (i) $3,300,000 less the amount of billed account receivables of Seller as of the date hereof for services or work that has been completed or performed as of the date hereof (the "Cash Price") and (ii) a warrant substantially in the form attached hereto as Exhibit 1.4A to purchase such number of shares of common stock, par value $0.01 per share ("IDGB Common Stock"), of IDG Books Worldwide, Inc., ("IDGB") equal to the quotient of $500,000 divided by the per share closing price of IDGB Common Stock on the date immediately preceding the Closing Date (the "Warrant"). The Warrant shall be exercisable pursuant to the terms thereof. The Cash Price will be placed in an escrow account pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit 1.4B (the "Escrow Agreement"). The release by Buyer of the Cash Price in escrow shall not affect in any manner the respective indemnity obligations of Seller and Skorman set forth in Sections 4.1, 4.3 and 4.4 hereof. The Escrow Agreement shall provide that the funds placed in escrow (the "Escrowed Funds") shall be released as follows: (a) $1,800,000 (the "Initial Release") will be released 180 days after the Closing Date (unless released earlier at the Buyer's sole discretion), so long as all of the liabilities of Seller not assumed pursuant to Section 1.2 have been paid or otherwise discharged accordingly, to the satisfaction of the Buyer; and (b) the remaining amount (the "Final Release") shall be paid upon the occurrence of all of the following within 24 months of the Closing Date: (1) an orderly shutdown and winding up of the Business of Hungry Minds, Inc. to the satisfaction of Buyer; (2) the filing of all required Tax Returns (as hereinafter defined); (3) Sellers 401(k) retirement plan shall have been terminated in compliance with all applicable laws and Seller shall have received a determination letter from the Internal Revenue Service verifying same; and (4) Seller shall deliver to Buyer valid trademark registrations for each trademark registration related to the "Hungry Minds" name and/or logo design which has been applied for on the date hereof. If the preceding items (1) through (4) do not occur within 24 months of the Closing Date, the Escrow Agent will return the Final Release to Buyer. The Shareholders, individually and collectively, appoint Skorman as their representative for purposes of the Escrow Agreement, and authorize Skorman to do or take any and all actions on their behalf under the Escrow Agreement. All individual and collective rights of the Shareholders under the Escrow Agreement shall be exercised exclusively by Skorman, and Buyer shall be entitled to deal exclusively with Skorman in respect of all such rights. In addition, Buyer shall pay an amount not to exceed $40,000 which amount shall be for the cost of the audit of Seller to be conducted pursuant to Section 9.2 hereof and for the legal fees of Seller in connection with the transactions contemplated hereby.

    Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

      Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business and to own, operate or lease its properties and assets, to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is in good standing as a foreign corporation and licensed or qualified to transact business in each jurisdiction in which the conduct of its business or the nature of its assets requires it to be so licensed or qualified. Except as set forth on Schedule 2.1 hereto, Seller does not own or control (directly or indirectly), or own or hold any right to acquire, any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other entity, corporation, partnership, trust or any other business association.

      Corporate Authorization. The execution and delivery of this Agreement and the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller under the laws of the jurisdiction of its incorporation. This Agreement and the Transaction Documents have been duly executed and delivered by Seller.

      Enforceability; Absence of Conflicts. Each of this Agreement and the Transaction Documents constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach or violation of or constitute a default under (or, with notice or lapse of time or both, constitute a default under) (i) the Articles of Incorporation or Bylaws of Seller, (ii) any law, statute, regulation, order, judgment or decree to which the Business as currently conducted is subject or (iii) any instrument, loan, indenture, contract or other agreement to which Seller is a party or by which Seller or any of its properties or assets is subject or bound, including without limitation those contracts and agreements relating to the Assets; (b) result in the creation of, or give any party the right to create, any Lien upon Seller's assets, including the Assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract or agreement included in the Assets; (d) require Seller to obtain any authorization, consent, approval or waiver from, to give any notification to, or to make any filing with any governmental body or authority or to obtain the consent or approval of any other person or entity; or (e) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to the Business or the Assets.

      0.1 Organizational Matters. The copies of the Articles of Incorporation and Bylaws of Seller which have been delivered to Buyer prior to the date hereof are true, complete and correct, and Seller's Articles of Incorporation and Bylaws have not been amended or modified and, as previously provided to Buyer, are in full force and effect on the date hereof.

      Assets. The Assets constitute all of the assets necessary to own and operate the Business as presently operated. Seller has the right to convey, and the execution and delivery of this Agreement and the Transaction Documents will convey to Buyer, and Buyer is being vested with good and marketable title in and to, the Sites and the Assets, free and clear of any and all Liens, other than those listed on Schedule 2.5 hereto, subject only to the Assumed Liabilities. The tangible Assets are in good condition and repair, ordinary wear and tear excepted, and are suitable for the operation of the Business as presently operated. Except as set forth on Schedule 2.5, none of the Assets is held under or subject to any lease, license, security agreement, conditional sales contract or right of any third party.

      Compliance with Laws; Litigation. Seller is in compliance with the provisions of all laws, rules and regulations (including without limitation those relating to public health and safety, worker health and safety, pollution and protection of the environment), permits and licenses applicable to the Business or the Assets. Seller has not received notice of, nor are there any facts or circumstances which could form the basis of any liability with respect to, any violation or any claim of violation of any law, rule, regulation, permit or license affecting, involving or relating to the Business or the Assets. Except as set forth on Schedule 2.6, there is no action, suit, litigation, claim, proceeding or investigation (including without limitation any insolvency proceeding) pending or, to the knowledge of Seller, threatened against or relating to Skorman, Janelle Mitchell, William Schaefer IV, Gary Milrood, Sandy Sickley, Seller, the Business, the Assets or Seller's ownership and use of the Business or the Assets, or with respect to the transactions contemplated hereby, nor is there any reasonable basis for any such claim, action, suit, litigation, claim, proceeding or investigation. There are no judgments, injunctions, orders or decrees to which the Business or the Assets are subject. Seller is not engaged in any legal action to recover monies due it or damages sustained by it in connection with its operation of the Business and the Assets.

      Contracts. Seller has not entered into and is not bound by any contract, agreement, commitment or arrangement, whether oral or written, with respect to the Business or the Assets, other than the contracts, agreements, commitments and arrangements (including but not limited to leases and licenses) listed on Schedule 2.7 hereto (the "Contracts"). True, correct and complete copies of all written Contracts have previously been furnished to Buyer, and Schedule 2.7 sets forth a true, correct and complete description of the material terms of any oral Contracts. Except as set forth on Schedule 2.7, neither Seller, nor to the knowledge of Seller, the other party or parties to any such Contract, including but not limited to the NonStopNet Lease, is in default under any of such Contracts and no event has occurred which with the giving of notice or passage of time or both could constitute a default by Seller, or to the knowledge of Seller, any other party under any of such Contracts. Except as set forth on Schedule 2.7, Seller is current on its payment obligations under each Contract. Except as set forth on Schedule 2.7, the continuation, validity and effectiveness of all Contracts will in no way be affected by the transactions contemplated hereby and there are no negotiations pending to revise the terms of any such Contracts. All of the assets, equipment and other properties subject to the NonStopNet Lease (the "NSN Lease Assets") are, to the best knowledge of each of the Seller and Skorman, in good operating condition and repair, structurally sound, suitable for the uses and purposes for which they are being used or intended, and are available for immediate use by Buyer for the purposes for which they are currently being used, and, to the best knowledge of each of the Seller and Skorman, none of such NSN Lease Assets requires maintenance or repairs other than ordinary, routine maintenance and repairs.

      Intellectual Property. (a) Except as set forth on Schedule 2.8(a) Seller owns and possesses, and pursuant to this Agreement and the Transaction Documents, is conveying to Buyer, complete and exclusive right, title and interest in and to, the Proprietary Rights, including without limitation the exclusive right to use, sell, license, sublicense, copy, distribute, make derivative works of, broadcast and publish the Proprietary Rights. Except as set forth on Schedule 2.8(a), no license or sublicense fees, royalties, honorariums or other fees are payable by Seller to any other person or entity in connection with Seller's ownership, use, sale, licensing, sublicensing, distribution, broadcasting or publishing of the Proprietary Rights. None of the Proprietary Rights have been abandoned, and no claim by any third party contesting the validity, enforceability, use or ownership of all or any part of the Proprietary Rights has been made or, to the knowledge of Seller, is threatened, and there is no reasonable basis for any such claim. Other than as set forth on Schedule 2.8(a), neither Seller nor any agent of Seller has received any notice of, nor is there any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to all or any part of the Proprietary Rights, nor has Seller or any agent of Seller received any claim of infringement or misappropriation of or other conflict with all or any part of any proprietary rights of any third party. Except as set forth on Schedule 2.8(a), in connection with all or any part of the Proprietary Rights, Seller has not infringed, misappropriated or otherwise violated any proprietary rights of any third parties, and no infringement, misappropriation or conflict will occur as a result of the continued use by Buyer of all or any part of the Proprietary Rights, in each case as presently used. All personnel, including without limitation employees, agents, consultants and contractors, who have contributed to or participated in the conception and/or development of all or any part of the Proprietary Rights either (1) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible Proprietary Rights thereby arising, or (2) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all tangible and intangible Proprietary Rights thereby arising.

      (b) Schedule 2.8(b) sets forth a true, correct and complete list and description of the foreign and United States patents, copyrights, trademarks, service marks, trade dress, trade names, domain names and unregistered intellectual property included in the Proprietary Rights and, where appropriate, the date, serial or registration number, and place of any registration or application for registration thereof. Except as set forth on Schedule 2.8(b), to the extent that registration of all or any part of any Proprietary Rights is useful or required by law, such has been duly and validly registered or application made therefor, any fees that are necessary to maintain in force all or any part of any Proprietary Rights or registrations or applications for registration thereof have been paid and no filings, fees or other actions are due within 90 days after the Effective Time. Except as set forth on Schedule 2.8(b), no registered Proprietary Right of Seller has been or is now involved in any cancellation, dispute or litigation, and no such action is threatened. No patent of Seller has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

      (c) Schedule 2.8(c) sets forth a complete and accurate list of all licenses, sublicenses, consent, royalty or other agreements concerning the Proprietary Rights to Seller is a party or by which any of its assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 (collectively, "License Agreements"). All of Seller License Agreements are valid and binding obligations of Seller, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by Seller under any such License Agreement.

      (d) Seller has taken all reasonable actions to maintain, protect and police the integrity and security of the Sites and other systems and databases which contain user information, customer lists, or other similar information, including the protection and policing against all unauthorized use of, access to, or "hacking" into the Sites, or the introduction Sites of viruses or other unauthorized, damaging or corrupting elements.

      (e) Seller has performed the necessary due diligence to make the statements contained in this Section 2.8.

      Financial Statements. Schedule 2.9 contains true, correct and complete copies of the following financial statements of Seller (the "Financial Statements"): unaudited balance sheet as of December 31, 1999 and the related statement of operations, cash flows and stockholders' equity, income statement, fixed asset schedule and reconciliations to ledger for the year then ended; unaudited balance sheets as of March 31, 1999, June 30, 1999, September 30, 1999 and March 31, 2000 and the related statements of operations, cash flows and stockholders' equity, income statements, fixed asset schedules and reconciliations to ledger for each of the quarters then ended; and an unaudited balance sheet as of May 31, 2000 and the related statements of operations, cash flows and stockholders' equity, income statement, fixed asset schedule and reconciliations to ledger for the five months then ended. The Financial Statements have been prepared from the books and records of Seller in accordance in all material respects with generally accepted accounting principles consistently applied throughout the periods indicated, except that the Financial Statements contain only the following footnotes: employee benefit plans, shareholders' equity and subsequent events. The Financial Statements fairly present Seller's financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows of Seller for the periods related thereto. The unbilled accounts receivable as set forth on the May 31, 2000 balance sheet or arising since the date thereof are valid and genuine, have arisen solely out of bona fide sales, performance of services and other business transactions in the ordinary course of business consistent with past practice, and are not subject to valid defenses, set-offs or counterclaims. Except as disclosed in Schedule 2.9, Seller is not a guarantor or indemnitor of any indebtedness of any other person.

      Absence of Certain Events. Since May 31, 2000, Seller has operated the Business only in the ordinary course consistent with past custom and practice and has incurred no liabilities or obligations relating to the Business other than in the ordinary course consistent with past custom and practice and there has been no material adverse change in any of the Business (including without limitation any material adverse change in traffic to any of the Sites) or in the employee or customer relations relating thereto, nor does Seller know of any such change which is threatened. Except as set forth on Schedule 2.10, since May 31, 2000, Seller has not: except in the ordinary course of business consistent in form and amount with past custom and practice, voluntarily or involuntarily sold, transferred, abandoned, surrendered, subjected to a Lien or otherwise disposed of any assets or property rights material to the operation of the Business; increased the compensation or other benefits payable to any persons who were employees of Seller on June 6, 2000 (the "Current Employees"); amended or terminated any contract, agreement, or license which is part of the Assets being transferred hereunder; waived or released any material right or claim of Seller relating to the Assets; or entered into any oral or written agreement, contract, arrangement or understanding with respect to any of the foregoing.

      Taxes. (a) Except for the extensions referred to in Section 2.11(e) below, all Tax Returns (as defined below) required to be filed by or on behalf of Seller have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects.

      (b) All Taxes (as defined below) for all periods up to the Closing Date that are due and payable by Seller on or before the Closing Date have been fully and timely paid, and adequate reserves or accruals for any and all Taxes for which Seller is liable with respect to any period ending on or before the Closing Date for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been made in the Financial Statements.

      (c) Seller has timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws ending on or before the Closing Date.

      (d) Seller has delivered to Buyer complete copies of any audit report relating to Taxes due from Seller.

      (e) With the exception of an extension for the federal and state income tax of Seller due on April 17, 2000, Seller has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation).

      (f) No written claim has been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

      (g) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including Seller have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has Seller received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

      (h) Neither Seller nor any other person has filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by Seller.

      (i) None of the Assets is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

      (j) There are no Liens as a result of any unpaid Taxes upon any of the Assets.

      (k) Seller has never been part of a consolidated, affiliated, combined or similar group for Tax purposes.

      (l) No Tax is required to be withheld by Buyer or its affiliates under Section 1445 of the Code as a result of the sale of the Assets or the granting of the License contemplated hereby.

      For purposes of this Agreement, "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not. For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      Employees. (a) Schedule 2.12 is a true, complete and correct list setting forth the names, job titles/descriptions, current compensation rate (including but not limited to salary and bonus compensation), vacation accrual rate, accrued vacation and date of hire of all individuals employed by Seller as of June 6, 2000 or the date hereof solely in connection with the Business indicating whether such employees are employed on a full- or part-time basis (and, if part-time, specifying the schedule of such employees). Except as set forth on Schedule 2.7, Seller is not a party to any outstanding contract or agreement with employees, agents, consultants or advisors with respect to the Business or the Assets. Seller has properly classified all of its employees and consultants as either employees or consultants, respectively.

      (b) Except as set forth on Schedule 2.12(b) hereto, there are no employee benefit plans, contracts or arrangements of any type (including, without limitation, (1) any employee benefit plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (2) any deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs and other compensatory plans, agreements and arrangements which are not so described) which were in effect on June 6, 2000 for the benefit of the Current Employees or are currently in effect for employees of Seller (the "Seller's Employees") (or beneficiaries of such Seller's Employees or Current Employees, as applicable). Each of such employee benefit plans, contracts or arrangements is herein referred to as an "Employee Benefit Plan."

      (c) Seller has delivered or made available to Buyer true, correct and complete copies of the following documents with respect to each Employee Benefit Plan (where applicable): (1) the governing plan documents and agreements; and (2) the most recent copies of the summary plan descriptions, booklets and employee handbooks distributed to participants.

      (d) Seller has not incurred any liability, directly or indirectly, for any accumulated funding deficiency within the meaning of Section 302(a)(2) of ERISA or Section 412 of the Code, which has resulted or could result in the imposition of a Lien upon any of the Assets; and no event has occurred and no circumstance exists under which Seller has incurred or may incur, directly or indirectly, liability under the provisions of Title IV of ERISA which will not have been satisfied prior to the Closing Date.

      (e) Seller is not and has never been a party to any collective bargaining agreement covering the employment of any of the Current Employees or Seller's Employees.

      (f) Except as set forth in Schedule 2.12(f), Seller has not received any notice and has no knowledge that any Current Employee is terminating his or her employment with Seller or the Business on account of the acquisition of the Assets by Buyer or otherwise.

      Users. Schedule 1.1(a) is a true, correct and complete list of all Users, all persons who have registered on the sites and the names, titles and phone numbers (to the extent available) of Seller's contacts at such Users, identifying separately all employer members, recruiter members, university members and nonmembers. Since inception, no User has cancelled, or otherwise terminated, or, to the knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with Seller or materially reduced, or, to the knowledge of Seller, threatened to materially reduce, its business with Seller. Seller has not received any notice and has no knowledge that any User intends to cancel or otherwise modify its relationship with the Business on account of the acquisition of the Assets by Buyer or otherwise. Without limiting the generality of any of the representations, warranties and covenants of Seller in this Section 2.13 or elsewhere in this Agreement, it is understood that Seller is making no representations that any User will continue to be an User of Buyer.

      Certain Transactions. Neither Seller nor any of its affiliates has any direct or indirect interest in any competitor, supplier or customer of Seller or in any person from whom or to whom Seller leases any real or personal property or in any other person with whom Seller has any business relationship. Schedule 2.14 also describes (i) all management, administrative, computer, telephone or other services provided by any of Seller's affiliates to Seller and all such services provided by Seller to any of such persons and entities, and (ii) other contracts, agreements, arrangements or transactions (including the purchase and sale of inventory or supplies, as well as any loan agreements) between Seller, on the one hand, and any of such individuals or entities on the other hand, currently in effect, including without limitation any agreement or arrangement relating to indebtedness of Seller to any such individual or entity or the indebtedness of any such individual or entity to Seller, in each case setting forth the terms thereof if not effected on an arm's length basis. As used in this Agreement, the term "affiliate" shall mean, with respect to any person or entity, any person or entity which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person or entity.

      Partners. Schedule 1.1(e) sets forth a true, correct and complete list of all Partners and the names, titles and phone numbers of Seller's contacts at such Partners, identifying separately all content providers, merchants, alliance members, advertisers, universities, and other applicable entities. Except as set forth on Schedule 2.15, since inception of Seller, no Partner has cancelled, or otherwise terminated, or, to the knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with Seller or materially reduced, or, to the knowledge of Seller, threatened to materially reduce, its business with Seller. Except as set forth on Schedule 2.15, Seller has not received any notice and has no knowledge that any Partner intends to cancel or otherwise modify its relationship with the Business on account of the acquisition of the Business and the Assets by Buyer or otherwise.

      Power of Attorney; Brokers. Seller has not given to any person or entity for any purpose any power of attorney which is currently in effect relating to the Business or the Assets. Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement or the Transaction Documents.

      No Prebillings or Prepayments. Except as set forth on Schedule 2.17, Seller has not billed and will not bill, and Seller has not received any payments (in the form of retainers or otherwise) from, any of its customers or potential customers for services to be rendered or for expenses to be incurred subsequent to the Closing Date. Except as set forth on Schedule 2.17 to the extent that accounts receivable include pre-billed amounts, the corresponding liabilities have been accrued to the extent actual invoices representing such liabilities have not been recorded on Seller's books.

      Absence of Undisclosed Liabilities. Except as disclosed in Schedule 2.18 hereto, as of the date hereof, Seller does not have, and Seller will not have, any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, unliquidated or otherwise and whether due or to become due whether known or unknown) arising out of transactions entered into on or prior to the Closing Date, or any transaction, series of transactions, action or inaction occurring on or prior to the Closing Date, or any state of facts or condition existing on or prior to the Closing Date (regardless of when such liability or obligation is asserted), which could reasonably be expected to result in such debt, liability, or obligation, including but not limited to, governmental charges or penalties, assessments, interest or fines thereon or in respect thereof, except for debts, liabilities, or obligations (a) specifically delineated which are reflected in the Financial Statements as of and for the five months ended May 31, 2000, (b) under agreements, contracts, leases or commitments disclosed in this Agreement or in a Schedule hereto (none of which relates to any breach of contract, breach of warranty, tort, injury caused to another, infringement, claim, lawsuit or violation of law), and (c) which were incurred in the ordinary course of business, consistent with past practices, since May 31, 2000. Except as disclosed on Schedule 2.18, since May 31, 2000, Seller has not incurred any obligation, contingent or otherwise, to refund or rebate any amounts paid or payable to it for services rendered prior to the date hereof.

      Books and Records. All the books, records and accounts of Seller relating to the Business and the Assets are in all respects accurate and complete, accurately reflect all matters normally entered into the books, records or accounts maintained by similar businesses, are in all respects in accordance with good business practice and all laws, regulations and rules applicable to Seller, the Business or the Assets and accurately present and reflect in all respects all of the transactions described therein.

      Capitalization. The capitalization table of Seller as of May 31, 2000 is set forth on Schedule 2.20 attached hereto. Also included in Schedule 2.20 is a cash receipts and disbursements table related to debt and equity financings of Seller.

      Shareholders. Schedule 2.21 sets forth, as of the date hereof, the name of each shareholder of Seller and the number and class of shares owned by such shareholder.

      Real Property. Seller owns no real property.

      No Misrepresentation. Neither this Agreement, any of the Transaction Documents nor any written information (including any due diligence information, as qualified by any Schedules hereto) provided to Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the knowledge of Seller and Skorman, there is no material fact which has not been disclosed to Buyer in writing which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business or the Assets.

    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

      Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereby and thereby and to consummate the transactions contemplated hereby and thereby.

      Authorization; Enforceability; Absence of Conflicts. The execution and delivery of this Agreement and the Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder, have been duly authorized by all necessary corporate action of Buyer. This Agreement and the Transaction Documents have been duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms. The execution, delivery and performance of this Agreement and the Transactions Documents by Buyer will not (a) conflict with, result in a breach or violation of or constitute a default under (or, with notice or lapse of time or both, constitute a default under) (i) the Certificate of Incorporation or Bylaws of Buyer, (ii) any law, statute, regulation, order, judgment or decree to which the Business as currently conducted is subject or (iii) any instrument, loan, indenture, contract or other agreement to which Buyer is a party or by which Buyer or any of its properties or assets is subject or bound; (b) result in the creation of, or give any party the right to create, any Lien upon Buyer's assets; (c) require Buyer to obtain any authorization, consent, approval or waiver from, to give any notification to, or to make any filing with any governmental body or authority or to obtain the consent or approval of any other person or entity; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to the Business or the Assets, in each case which would have a material adverse effect on the consummation of the transactions contemplated hereby.

    Certain Obligations of the Parties.

      Indemnification by Skorman and Seller. Seller and Skorman shall jointly and severally indemnify, defend and hold Buyer and its affiliates, and each of their respective directors, officers, shareholders, employees and agents (collectively, the "Buyer Indemnified Parties") harmless from and against, and shall promptly pay any such Buyer Indemnified Party or reimburse any such Buyer Indemnified Party for, any and all losses, liabilities, costs, damages and expenses (including but not limited to reasonable attorneys' fees) (collectively, "Damages") any such Buyer Indemnified Party may suffer or incur arising out of or in connection with (i) any misrepresentation or breach of a representation, warranty, covenant or agreement made by Seller in this Agreement or any Transaction Document, (ii) Seller's non-compliance with any applicable bulk transfer or similar law of any jurisdiction, (iii) any liability of Seller not being assumed by Buyer pursuant to Section 1.2 hereof, including but not limited to any Damages arising out of or in connection with any Employee Benefit Plans, employee claims, or Taxes of Seller on or relating to the Assets or the Business for all periods through and including the Closing Date and (iv) in the event Buyer is burdened with performing Seller's obligations under Section 8.2 hereof, the Damages incurred by Buyer related to or arising out of performing or causing to be performed such actions.

      Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller and its affiliates, and each of their respective directors, officers, shareholders, employees and agents (collectively, the "Seller Indemnified Parties") harmless from and against, and shall promptly pay any such Seller Indemnified Party or reimburse any such Seller Indemnified Party for, any and all Damages any such Seller Indemnified Party may suffer or incur arising out of or in connection with (i) any misrepresentation or breach of a representation, warranty or agreement made by Buyer in this Agreement or any Transaction Document or (ii) Buyer's failure to pay the liabilities assumed by Buyer pursuant to Section 1.2 hereof.

      Procedure; Right of Set-off. If any of the Buyer Indemnified Parties or Seller Indemnified Parties (each such party, an "Indemnified Party") has a claim hereunder or if any claim is made against an Indemnified Party hereunder, that, if sustained, would give rise to a liability of the other party under this Agreement, the Indemnified Party shall promptly cause notice of the claim to be delivered to the party who may be so liable (the "Indemnifying Party") and, in the event of a third party claim, shall afford the Indemnifying Party and its counsel, at the Indemnifying Party's sole cost and expense, the opportunity to defend or settle the third party claim. Notwithstanding the foregoing, it is understood that (i) the failure to give notice shall not affect any rights to indemnification except to the extent the Indemnifying Party is materially adversely affected by such failure, (ii) with respect to any third party claim, the Indemnified Party shall have the opportunity to participate in the defense of such claim through counsel of its own choosing and at its own expense and (iii) with respect to any third party claim, the Indemnifying Party shall not settle or compromise any such claim without the prior written consent of the Indemnified Party. Buyer's remedies under this Agreement shall include, without limitation, a right to set off all amounts which may be due and owing to Buyer as indemnity against the Escrowed Funds.

      Limitations on Indemnity. The maximum and aggregate liability to which an Indemnified Party is entitled under this Section 4 shall be limited to $3,500,000; provided, however, there is no maximum liability for any claim based on fraud in the inducement, violations of law, dishonesty or fraud. Any claim under this Section 4 shall be brought within two years of the Closing Date. The limitations in this Section 4.4 shall not apply to any claim based upon any liability of Seller not being assumed by Buyer pursuant to Section 1.2 hereof.

      Taxes.

      (a) Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 4.5(a) hereto. Buyer and Seller shall file all required information and Tax Returns (and any amendments thereto) in a manner consistent with such allocation and comply with the applicable information reporting requirements of Section 1060 of the Code and Treasury Regulations promulgated thereunder. If, contrary to the intent of the parties hereto as expressed in this Section 4.5(a), any taxing authority makes or proposes an allocation different from that agreed upon, Buyer and Seller shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation); provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or returns as may reasonably be acquired to protect its interests.

      (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred anywhere but in the State of New York in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller when due, and Seller will, at its expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Seller will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in the State of New York in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer when due, and Seller will, at its expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

      Contracts. Prior to Closing, Seller shall assign to Buyer the contracts listed in Schedule 1.1(e) to the extent no consent to such assignment is required, and Seller shall use its best efforts to obtain any such required consent. To the extent Seller is unable to obtain such consents prior to Closing, Seller covenants and agrees to use its best efforts after the Closing Date to (i) obtain the required consents to assignment required by any contract listed on Schedule 1.1(e), and, if such consent is obtained, immediately assign such contract to Buyer; and (ii) at the request of Buyer, terminate any contract listed on Schedule 1.1(e) for which consent to assignment cannot be obtained and use its best efforts to assist Buyer in entering into a new contract with the parties other than Seller to any such for which consent to assignment cannot be obtained.

      Compliance with Bulk Transfer Laws. Seller shall discharge all of its liabilities other than the Assumed Liabilities, including those owed to affiliated persons or entities, in a timely manner so that Buyer will not have any liability to any creditor of Seller arising under Article 6 ("Bulk Transfer Article") of the Uniform Commercial Code as in effect in the State of California to the extent, if any, that the Bulk Transfer Act applies to this transaction

    Certain Restrictions.

      Non-Competition. In furtherance of the sale of the Business and the Assets to Buyer hereunder and to more effectively protect the value of the Business and the Assets so sold, for a period of 24 months following the Closing Date, neither Seller nor Skorman shall, directly or indirectly, solicit, attempt to obtain, accept or in any fashion engage in, as employee, agent, consultant, principal or otherwise, to any entity that competes with the Business, in any and all forms, in the United States (it being understood that such business is not limited to any particular region of the United States and that such business may be engaged in effectively from any location), except on behalf of Buyer or Buyer's affiliates pursuant to any employment agreement or other arrangement with Buyer in effect from time to time; provided, that the foregoing shall not prohibit Skorman from owning an investment up to 1% of any class of publicly traded securities of any entity.

      Confidentiality. Neither Seller nor any Shareholder shall disclose or furnish to any third party, and shall not use for the benefit of any third party, any information, documents and materials relating to the Assets or the Business. Each Shareholder and Seller agree to keep confidential the terms of this Agreement and the Transaction Documents. It is understood and agreed that the restrictions in the first sentence of this Section 5.2 shall remain in force for perpetuity but do not apply to information which is or after the date hereof becomes generally available to the public other than as a result of a disclosure by Seller or any Shareholder. It is understood and agreed that the restrictions set forth in the second sentence of this Section 5.2 do not apply to any disclosure of the terms of this Agreement and the Transaction Documents which is reasonably required by applicable laws in connection with disputes over such terms.

      Non-Solicitation. In furtherance of the sale of the Assets and the Business to Buyer hereunder and to more effectively protect the value of the Assets and the Business so sold, and without limiting the provisions of Section 5.1, for a period 24 months following the Closing Date, neither Seller nor Skorman shall, directly or indirectly, (i) solicit any business from or in any way transact any business with (whether or not such business is related to the operation of the Business or the Assets) or otherwise seek to influence or alter the relationship with Buyer or its affiliates of any Partner, customer or any other party who is or becomes a customer of Buyer or its affiliates at any time during such period, or is or was a party to whom Buyer or any of its affiliates has made a presentation (orally or in writing) at any time during such period for the purpose of developing a customer relationship, (ii) solicit for employment or other services or otherwise seek to influence or alter the relationship with Buyer or its affiliates of any Current Employee, Seller's Employee or other person who is or becomes an employee of Buyer or its affiliates at any time during such period.

      Remedies. Each Shareholder, Seller and Buyer acknowledge that the provisions of this Section 5 are of material importance. Each Shareholder, Seller and Buyer further acknowledge that the remedy at law for breach of the covenants under Sections 5.1, 5.2 or 5.3 will be inadequate and, accordingly, in the event of any breach or threatened breach by one party of any of the provisions of Sections 5.1, 5.2 or 5.3, the other party shall be entitled, in addition to any other available remedy, to an injunction restraining the breach or threatened breach thereof.

      Divisibility. If any provision contained in this Section 5 is held to be unenforceable because of its duration, geographic area or any other reason, the court or arbitrator making that holding shall have the power to reduce or otherwise modify the duration, geographic area or other term of the provision, or to delete or modify specific words or phrases, and in its reduced or modified form the provision shall be enforced.

    Employee Matters.

      Employment of Current Employees. Seller hereby acknowledges that on June 7, 2000, it requested Buyer to offer employment to certain of its Current Employees and that the compensation and positions of all Current Employees hired by Buyer were determined by Buyer in its sole discretion. All such Current Employees actually hired by Buyer are new employees of Buyer. Buyer shall be solely responsible for advising Current Employees of the details of any offers and for answering any questions relating thereto, and nothing herein shall create any third party beneficiary rights in any Current Employee. Buyer shall provide for any Current Employee that it employed such employee plans as Buyer determines in its sole discretion, and it is understood and agreed that, except as expressly set forth in Section 1.2, Buyer is not assuming any liabilities or obligations of Seller with respect to any Current Employees, including but not limited to payroll (and related withholding) obligations and liabilities. Seller hereby acknowledges that the employment of certain Current Employees by Buyer is "at-will," that Buyer is under no obligation to continue such employment beyond the date hereof and that the offer of employment to certain of the Current Employees does not obligate the Buyer to complete the Closing. Seller hereby waives any rights under any agreement between Seller and any of the Current Employees or Seller's Employees or otherwise which would restrict, in any manner, the Current Employees or Seller's Employees that may be employed by Buyer from performing any services contemplated by Buyer, including any non-competition, non-solicitation and any other restrictive covenants. Each Shareholder and Seller hereby consent to the actions of Buyer described in this Section 6.1 and waive and release any claims, causes of action, obligations, demands and actions it may have against Buyer or its affiliates or their respective officers and directors for employing any Current Employee and the actions described in this Section 6.1.

      Service. To the extent (i) legally permissible and (ii) that service is relevant for eligibility and vesting (and with respect to benefit accruals, solely for purposes of calculating entitlement to vacation and sick days) under any existing 401(k) retirement plan or group health plan established or maintained by Buyer or any of its Affiliates for the benefit of Current Employees, such plan, program or arrangement shall credit such Current Employees for service on or prior to the Closing Date with Seller or its Affiliates.

      Health and Welfare Benefits.

      (a) With respect to any Current Employee who becomes a participant in the group health plan(s) of Buyer, Buyer shall recognize, for purposes of annual deductible and out-of- pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Current Employees and their respective dependents under Seller's medical and dental plans for the calendar year in which the Closing Date occurs.

      (b) Buyer shall provide continuation health care coverage to all Current Employees and their qualified beneficiaries who become participants in Buyer's group health plans and who incur a qualifying event after the Closing Date in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA. Buyer shall not provide, and Seller will retain sole responsibility for providing, such coverage to Current Employees (and their dependents) who do not become covered by Buyer's group health plan(s) or who incur a qualifying event before the Closing Date.

      Consultants and Others. At no cost to Buyer, Seller shall designate Stuart Skorman to be available to Buyer upon the sole request of Buyer as a consultant on development and management of content and community for the Business for one year from the date hereof.

    Representations, Warranties and Agreements of the Shareholders. As an inducement to Buyer to enter into and perform its obligations under this Agreement, each Shareholder severally (and not jointly with Seller or any other Shareholder) represents and warrants to Buyer and as follows:

      Shareholder Power and Authorization. Such Shareholder has full power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which he, she, or it is or will be a party, and to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents to which they are or will be a party have been or will be duly executed and delivered by such Shareholder and constitute the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy and other laws of general application relating to creditors' rights and general principles of equity.

      Release. Each Shareholder, on behalf of itself and its successors and assigns, agrees to and shall release Buyer, Seller, IDGB and their respective affiliates, present and former directors and officers and successors and assigns (collectively, "Releasees") of and from any and all actions, claims, causes of action, demands and obligations (except from obligations of IDGB arising under the Warrant) of all kinds, arising at law or in equity, whether known or unknown, which such Shareholder has, ever had, and ever in the future may have, directly or indirectly, against Releasees. At or prior to Closing, each Shareholder shall execute and deliver a Release substantially in the form attached hereto as Exhibit 7.2.

      Securities Matters.

      (a) Such Shareholder or through his, her or its personal representative has such knowledge and experience in financial and business matters and such experience in evaluating and investing in companies such as IDGB as to be capable of evaluating the merits and risks of an investment in the Warrant and the IDGB Common Stock (collectively, the "Securities"). Such Shareholder has the financial ability to bear the economic risk of his or her investment in the Securities being acquired hereunder, has adequate means for providing for his or her current needs and contingencies and has no need for liquidity with respect to his or her investment in IDGB.

      (b) Such Shareholder is acquiring the Securities for his, her or its own account, for investment purposes only, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Such Shareholder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of various states, by reason of a specified exemption from the registration provisions thereunder which depends upon, among other things, the bona fide nature of such Shareholder's investment intent as expressed herein. Such Shareholder acknowledges that its representations and warranties contained herein are being relied upon by IDGB as a basis for the exemption of the issuance of the Securities hereunder from the registration requirements of the Securities Act and any applicable state securities laws.

      (c) Such Shareholder acknowledges that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. Such Shareholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of the securities purchased in a private placement subject to the satisfaction of certain conditions including, among other things, the availability of certain current public information about IDGB and compliance with applicable requirements regarding the holding period and the amount of securities to be sold and the manner of sale. Such Shareholder understands that only IDGB can take action to register the Securities.

      (d) Such Shareholder has relied upon independent investigations made by such Shareholder or his or her representatives and is fully familiar with the business, results of operations, financial condition, prospects and other affairs of IDGB and realizes the Securities are a speculative investment involving a high degree of risk for which there is no assurance of any return. Such Shareholder has, among other things, received and carefully reviewed (i) IDGB's Annual Report on Form 10-K/A for the fiscal year ended September 25, 1999 and IDGB's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 25, 1999 and March 25, 2000, (ii) IDGB's Proxy Statement dated January 14, 2000 and (iii) all other information filed by IDGB pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, Current Reports on Form 8-K filed in 2000. Such Shareholder acknowledges that in connection with the transactions contemplated hereby, neither IDGB nor anyone acting on its behalf or any other person has made, and such Shareholder is not relying upon, any representations, statements or projections concerning IDGB, its present or projected results of operations, financial condition, prospects, present or future plans, acquisition plans, products and services, or the value of the Securities or IDGB's business or any other matter in relation to IDGB's business or affairs. Such Shareholder or his, her or its representative has had an opportunity to discuss IDGB's business, management, financial affairs and acquisition plans with IDGB's management, to review IDGB's facilities, and to obtain such additional information concerning such Shareholder's investment in the Securities in order for such Shareholder to evaluate its merits and risks, and such Shareholder has determined that the Securities are a suitable investment for such Shareholder and that at this time such Shareholder could bear a complete loss of his or her investment.

      (e) Such Shareholder is aware that no federal or state or other agency has passed upon or made any finding or determination concerning the fairness of the transactions contemplated by this Agreement, the Transaction Documents and the Warrant or the adequacy of the disclosure of the exhibits and schedules hereto or thereto and such Shareholder must forego the security, if any, that such a review would provide.

      (f) Such Shareholder understands and acknowledges that neither the Internal Revenue Service nor any other tax authority has been asked to rule on the tax consequences of the transactions contemplated hereby or by the Transaction Documents and, accordingly, in making his or her decision to acquire the Securities such Shareholder has relied upon the investigations of such Shareholder's own tax and business advisers in addition to such Shareholder's own independent investigations, and that such Shareholder and such Shareholder's advisers have fully considered all the tax consequences of such Shareholder's acquisition of the Securities.

      (g) Such Shareholder is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

      (h) Such Shareholder understands that all certificates for the Securities issued to such Shareholder shall bear a legend in substantially the following form:

      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS."

    Covenants Prior to Closing.

      Public Announcements. Without the prior written approval of Buyer, neither Seller nor any Shareholder shall make any press release or other public announcement concerning the transactions contemplated by this Agreement.

      Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller shall (i) cease to operate the Business, except Seller shall conduct the Sites in the usual manner and not enter into any transactions outside the ordinary course of business; (ii) use its best efforts to maintain, preserve and protect the Assets and the Business, including without limitation, to preserve its relationship with its Partners, employees, suppliers and customers and to preserve its goodwill; (iii) comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Business, the Sites or the Assets; (iv) continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice; (v) not amend any agreement, oral or written; and (vi) not take any action or omit to take any action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission.

      Termination of Certain Employee Benefit Plans. Effective as of the date immediately prior to the Closing Date, Seller shall terminate its 401(k) retirement plan and notify each participant of such termination. On the same date, Seller shall provide Buyer with a copy of (i) the corporate documents effecting such termination and (ii) each notice sent to the participants.

      No-Shopping. From and after the date hereof until the Closing Date, without the express written consent of Buyer, Seller shall not, directly or indirectly, (i) solicit, initiate discussions or engage in negotiations with any person, other than Buyer, relating to the possible acquisition, whether by way of merger, reorganization, purchase of partnership interests (including the sale of any capital stock of the Skorman), purchase of assets, management agreement, license or distribution agreement with respect to any of Seller's products or otherwise (any such acquisition or other transaction or agreement being referred to herein as an "Acquisition Transaction"), of any interest in Seller related to the Business, the Sites or any Asset, (ii) provide information with respect to Seller related to the Business, the Sites or any Asset to any person, other than Buyer, in connection with a possible Acquisition Transaction or (iii) enter into a transaction with any person, other than Buyer, concerning a possible Acquisition Transaction. Prior to the Closing Date, if Seller receives an unsolicited offer or proposal relating to a possible Acquisition Transaction, Seller shall immediately notify Buyer and provide information to Buyer as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal (including, without limitation, the proposed price and financing therefor). The parties hereto recognize and acknowledge that a breach by Seller of this Section 8.4 will cause irreparable and material loss and damage to Buyer as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach. In addition, in the event of any breach of the foregoing which results in the acquisition by a person other than Buyer of a majority of the Assets (including by way of the acquisition of the capital stock of the Skorman), Skorman or Seller shall promptly reimburse Buyer for the reasonable expenses incurred by Buyer in connection with the letter of intent, dated May 20, 2000, entered into by Seller and IDGB or Buyer, this Agreement and the transactions contemplated hereby.

    Covenants Subsequent to Closing.

      Public Announcements. Without the prior written approval of Buyer, neither Seller nor any Shareholder shall make any press release or other public announcement concerning the transactions contemplated by this Agreement.

      Exchange Act Filing; Cooperation. After the Closing, Seller shall reasonably cooperate with and provide information to Buyer as is necessary for Buyer to comply with its reporting obligations under the Securities Exchange Act of 1934, as amended. No later than forty days after the Closing Date, Seller will deliver or cause to be delivered to Buyer an audited balance sheet and statements of income and stockholders' equity as of and for the period from inception to the Closing Date, the cost of which shall be borne by Buyer subject to the provisions of Section 1.4 hereof.

      Dissolution. After the Closing, Seller will not engage in any business, will promptly (i) engage in an orderly shut down of its business, (ii) obtain a determination letter from the Internal Revenue Service approving the termination of Seller's 401(k) retirement plan, (iii) liquidate and dissolve as a corporation and (iv) distribute all of its properties to its Shareholders in complete cancellation and redemption of their shares of capital stock of Seller. Seller shall complete the orderly shut down of its business, be liquidated and dissolved no later than three months after the Closing. Within (1) business day following the Closing, Seller shall (and shall cause its affiliates to) change all corporate names, trade names and fictitious names to eliminate and discontinue use of the "Hungry Minds," "The Knowledge Project"and any other previously or currently names and marks used by Seller. Effective as of the Closing, Seller further agrees not to use the "Hungry Minds," "The Knowledge Project" and any other previously or currently names and marks used by Seller in any manner whatsoever.

      Litigation Support. In the event and for so long as Buyer is actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Seller, Seller and each Shareholder will cooperate with Buyer and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer (unless Buyer is entitled to indemnification therefor under Sections 4.1, 4.3 or 4.4 hereof).

      Transition. Neither Seller nor any Shareholder will take any action that is designed or intended to have the effect of discouraging any Partner, User, lessor, licensor, supplier or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller and each Shareholder will refer all inquiries relating to business of the Seller to Buyer from and after the Closing.

    Miscellaneous.

      Books and Records of Seller. Seller shall maintain copies of books, records, correspondence, files and invoices, if any, which have not been transferred to Buyer hereunder and which in any way relate to the Assets. Buyer shall have the right from time to time upon reasonable notice, by an accountant or other authorized representative chosen by Buyer, to examine, make extracts from and make copies of the records referred to in the preceding sentence, for tax or other appropriate purposes.

      Survival. The representations and warranties set forth in this Agreement and the Transaction Documents and the right to seek indemnification for breaches thereof shall survive the execution and delivery of this Agreement until the expiration of the applicable statute of limitations period, regardless of any investigation made or due diligence performed by either party hereto.

      Conditions to Closing by Buyer. The obligation of Buyer under this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of Buyer (any of which may be waived in writing in whole or in part by Buyer):

      (a) All representations and warranties of Seller and each Shareholder contained in this Agreement (including the Schedules and Exhibits hereto), and all written information (including any due diligence information, as qualified by any Schedules hereto) delivered to Buyer by Seller on or prior to the Closing Date pursuant to this Agreement shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made, and such written information was delivered, on and as of the Closing Date;

      (b) Each Shareholder and Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by such Shareholder or Seller prior to or on the Closing Date, including the covenants contained in Section 8.2 hereof;

      (c) Buyer shall have received a certificate, dated the Closing Date, signed by an authorized officer of Seller, to the effect that the conditions set forth in this Section 10.3 have been satisfied;

      (d) On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority to restrain or prohibit the transactions contemplated by this Agreement. Between the date hereof and the Closing Date, no Federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby or restrict or impair the ability of Buyer to own the Assets or conduct the Business;

      (e) There shall have been no adverse change in the Business from May 31, 2000 to the Closing Date not consented to by Buyer in writing;

      (f) all waiting periods under the Bulk Transfer Act with respect to the transactions contemplated hereby shall have expired;

      (g) all legal matters shall have been resolved to the satisfaction of Buyer's counsel;

      (h) Buyer shall have been satisfied, in its sole discretion, with the results of its intellectual property, technology, legal, accounting, financial and other due diligence; provided, however, the performance of Buyer's due diligence shall not relieve Seller of any liability due to a breach of their respective representations and warranties, nor relieve Seller or Skorman of there respective obligations under Sections 4.1, 4.3 or 4.4.

      (i) Seller shall deliver to Buyer a bill of sale, assignment and assumption agreement in the form of Exhibit A hereto, duly executed by Seller;

      (j) Seller shall deliver to Buyer copies of all written consents required to be obtained in connection herewith, in form and substance reasonably satisfactory to Buyer;

      (k) Seller shall deliver to Buyer a duly executed Release from each Shareholder substantially in the form attached hereto as Exhibit 7.2;

      (l) Seller shall deliver to Buyer (i) a duly executed release from Canonix in a form and substance satisfactory to Buyer, which shall provide that Canonix has released any and all claims it may have to the Proprietary Rights and (ii) a certificate from the president of Canonix certifying that the shareholders and directors of Canonix have authorized the execution and delivery by Canonix of the aforementioned release;

      (m) Skorman, as representative of the Shareholders, shall have entered into and delivered the Escrow Agreement;

      (n) Seller shall deliver to Buyer a duly executed Consent and Estoppel Agreement from NonStopNet.net, Inc., in a form and substance satisfactory to Buyer;

      (o) Seller shall deliver to Buyer assignments of copyrights, trademarks or any other Proprietary Rights in form and substance reasonably acceptable to Buyer;

      (p) Seller shall deliver to Buyer a copy of Seller's charter, bylaws and the resolutions of the Board of Directors and shareholders of Seller relating to and authorizing this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, in each case certified by an appropriate officer of Seller; and

      (q) Buyer shall have been satisfied, in its sole discretion, with all matters set forth on the schedules delivered pursuant to Section 8.3.

      Conditions to Closing. The obligation of Seller under this Agreement to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of Seller (any of which may be waived in writing in whole or in part by Seller):

      (a) payment of the Cash Price by wire transfer to an escrow account designated pursuant to the Escrow Agreement;

      (b) Buyer shall deliver to Seller the Warrant, duly executed by IDGB, and IDGB shall have reserved the underlying shares thereto;

      © Buyer shall deliver to Seller a copy of Buyer's certificate of incorporation, bylaws and the resolutions of the Board of Directors of Buyer (and, to the extent legally required, of the shareholders of Buyer) relating to and authorizing this Agreement and the transactions contemplated hereby, in each case certified by an appropriate officer of Buyer;

      (d) All representations and warranties of Buyer contained in this Agreement (including in the Schedules and Exhibits hereto), and all written information (including any due diligence documentation) delivered to Seller by Buyer on or prior to the Closing Date pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as those such representations and warranties were made, and such written information was delivered, on and as of the Closing Date;

      (e) Buyer shall have performed and complied in all material respects with the provisions of this Agreement to be performed and complied with by Buyer prior to or on the Closing Date; and

      (f) Seller shall have received a certificate, dated the Closing Date, signed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section 10.4 have been satisfied and that (i) Buyer has completed its due diligence, (ii) Buyer has been provided with a copy of each document it requested of Seller and (iii) Seller has answered each question asked by Buyer regarding the Business or the Assets; provided, however, neither the performance of Buyer's due diligence, the provision of documents by Seller, the answering of Buyer's questions by Seller nor any provision of such certificate shall relieve Seller of any liability due to a breach of its representations and warranties, nor relieve Seller or Skorman of their respective obligations under Sections 4.1, 4.3 or 4.4.

      Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the Transaction Documents and in closing and carrying out the transactions contemplated by this Agreement and the Transaction Documents, it being understood that such costs and expenses of Seller are not being assumed by Buyer hereunder.

      Further Assurances. Seller from time to time after the Closing Date, at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions (including, without limitation, transferring any computer software or files which are included in the Assets to Buyer's servers and transferring any computer hardware and servers included in the Assets to Buyer) and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Business or any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

      Closing; Entire Agreement; Assignment. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P. at 666 Fifth Avenue, New York, New York on the date two business days after waiver or satisfaction of the conditions set forth in Section 10.3 and 10.4 hereof, or such other date as the parties may agree (the "Closing Date") and shall be deemed to be effective as of the Effective Time. This Agreement contains, and is intended as, a complete statement of all of the arrangements among the parties with respect to its subject matter and supersedes any previous or contemporaneous agreements and understandings between the parties or their respective affiliates with respect to that subject matter (the parties acknowledging that all letters, correspondence and agreements between Seller and Buyer and/or any affiliate of Buyer, including but not limited to the term sheet, dated May 20, 2000, between Seller and an affiliate of Buyer, are terminated and of no further force or effect). This Agreement cannot be changed or terminated orally but only in a writing signed by both parties hereto. Seller may not assign this Agreement or any of the Transaction Documents, directly or indirectly, by operation of law or otherwise, in whole or in part, without the prior written consent of Buyer.

      Governing Law. Governing Law; Submission to Jurisdiction, Waivers. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Shareholders, Seller and the Purchaser agrees that any dispute relating to or arising from this Agreement or the transactions contemplated hereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the Shareholders, Seller and the Purchaser hereby irrevocably and unconditionally:

        submits for itself and its property in any claim, action, suit or proceeding by or before any governmental authority (an "Action") relating to this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court;

        consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

        agrees that service of process in any such Action may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.10; and

        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law.

      Headings; Third Parties. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement. Except as expressly set forth in Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement, nothing in this Agreement or any Transaction Documents expressed or implied is intended to or shall be construed to confer or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

      Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed served when actually delivered (i) personally, (ii) by courier, or (iii) by registered mail, return receipt requested, in each case to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

      If to Seller, to:

      Hungry Minds, Inc.
      612 Howard Street, 4th Floor
      San Francisco, CA 94105
      Attention: Stuart Skorman

      with a copy to:

      Georgeopoulos Pahlavan & Prince, LLP
      935 Hamilton Avenue
      Menlo Park, CA 94025
      Arman Pahlavan

      If to Buyer, to:

      Greenfields Acquisitions, Inc.
      c/o IDG Books Worldwide Inc.
      919 E. Hillsdale Blvd. Suite 400
      Foster City, California 94104
      Attention: Executive Vice President

      with a copy to:

      Fulbright & Jaworski L.L.P.
      666 Fifth Avenue
      New York, NY 10103
      Attention: Warren J. Nimetz

      Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Buyer of any agreement or other Asset is not permitted or is not permitted without the consent or waiver of any other party, then, notwithstanding anything in this Agreement (including without limitation any Schedules or Exhibits hereto) to the contrary, this Agreement shall not be deemed to constitute an assignment of any such agreement or other Asset if such consent or waiver has not been given or if such assignment otherwise would constitute a breach of, or cause a loss of benefits under, any such agreement or other Asset, and Buyer shall not assume any obligations or liabilities thereunder. Without limiting in any way the obligations of Seller to obtain consents and waivers necessary for the sale, transfer, assignment and delivery of the agreements and other Assets to Buyer hereunder, if any such consent or waiver is not obtained prior to the date hereof or if such assignment is not permitted irrespective of consent or waiver, Seller shall on and after the date hereof (i) use best efforts, with costs and expenses of Seller related thereto to be borne by Seller, to provide Buyer and its successors and assigns the benefits (and the burdens) of any such agreement and other asset, (ii) hold and declare that it holds such agreements and other assets in trust for the benefit of Buyer and its successors and assigns, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits (and burdens) to Buyer and its successors and assigns without incurring any obligation to any other person or entity other than to provide such benefits to Buyer and its successors and assigns and (iv) exert its best efforts to enforce, at the request of Buyer or its successors and assigns for the account of Buyer or its successors and assigns, any rights of Seller arising from any such agreement or other Asset (including, without limitation, the right to elect to terminate such agreement or other Asset in accordance with the terms thereof upon the advice of Buyer or its successors or assigns).

      Separability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

      Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

      Counterparts. This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute an original.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

  GREENFIELDS ACQUISITIONS, INC.

  By:_______________________

  Name:_____________________

  Title:_________________

  HUNGRY MINDS, INC.

  By:_______________________

  Name:_____________________

  Title:_________________

  SHAREHOLDERS

  _______________________________________

  Stuart Skorman

  Tango Investments, LLC

  By:_______________________

  Name:_____________________

  VLG Investments 1999

  Title:_________________

  By:_______________________

  Tango IV, LP

  Name:_____________________

  By:_______________________

  Title:_________________

  The Community Trust Under the Green Family Trust dated November 6, 1995

  By:_______________________

  Name:_____________________

  Name:_____________________

  Title:_________________

  New River Capital Partners, LP

  By:_______________________

  Name:_____________________

  Title:_________________

  Greyhawk Investments, Inc.

  By:_______________________

  Name:_____________________

  Title:_________________

  _______________________________________

  Richard Albright

  _______________________________________

  Anthony Harnett

  _______________________________________

  Armond Waxman

  _______________________________________

  Gayle Waxman

  _______________________________________

  Title:_________________

  _______________________________________

  Arthur Blank

  _______________________________________

  Christopher Klaus

  _______________________________________

  David Homrich

  _______________________________________

  Frank Barnako

  _______________________________________

  Ron Alsheimer

  Canonix Corporation

  By:_______________________

  Name:_____________________

  Title:_________________

  _______________________________________

  William Schaefer